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                                    FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Section 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                         Commission File Number 1-13220

                              Paragon Group, Inc.
             (Exact name of registrant as specified in its charter)

       7557 Rambler Road, Suite 1200, Dallas, Texas 75231 (214) 891-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.01 par value
            (Title of each class of securities covered by this Form)

                                      None
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [x]*      Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
       Rule 12g-4(a)(2)(ii)    [ ]       Rule 15d-6               [ ]
       Rule 12h-3(b)(1)(i)     [x]*

     Approximate number of holders of record as of the certification or notice date: 1


     *Paragon Group, Inc. was merged with and into Camden Subsidiary, Inc., a wholly-owned subsidiary of Camden Property Trust, effective April 15, 1997.
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Paragon Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 29, 1997


                                PARAGON GROUP, INC.


                                BY: CAMDEN SUBSIDIARY, INC.
                                By:    /s/ G. Steven Dawson
                                    -----------------------------
                                    G. Steven Dawson
                                    Senior Vice President-Finance, Chief
                                    Financial Officer,
                                    Treasurer and Assistant Secretary